UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*

                              WCI Communities, Inc.
                                (Name of Issuer)

                          Common Stock, Par Value $.01
                         (Title of Class of Securities)

                                    92923C104
                                 (CUSIP Number)

                               Marc Weitzen, Esq.
                                 General Counsel
                  Icahn Associates Corp. & affiliated companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 4, 2008
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      High River Limited Partnership

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.00%

14 TYPE OF REPORTING PERSON*
      PN

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Hopper Investments LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.0%

14 TYPE OF REPORTING PERSON*
      OO

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Barberry Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.0%

14 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Partners LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.0%

14 TYPE OF REPORTING PERSON*
      PN

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Onshore LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.0%

14 TYPE OF REPORTING PERSON*
      PN

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Partners Master Fund LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.0%

14 TYPE OF REPORTING PERSON*
      PN

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Offshore LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.0%

14 TYPE OF REPORTING PERSON*
      PN

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Partners Holding L.P.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.0%

14 TYPE OF REPORTING PERSON*
      PN

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      IPH GP LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.0%

14 TYPE OF REPORTING PERSON*
      OO

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Enterprises Holdings L.P.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.0%

14 TYPE OF REPORTING PERSON*
      PN

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Enterprises G.P. INC.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.0%

14 TYPE OF REPORTING PERSON*
      PN

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Beckton Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      0

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.0%

14 TYPE OF REPORTING PERSON*
      CO

                                  SCHEDULE 13D

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Carl C. Icahn

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      3,848

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      3,848

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,848

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.007%

14 TYPE OF REPORTING PERSON*
      IN

                                  SCHEDULE 13D

Item 1. Security and Issuer

     The Schedule 13D filed with the Securities and Exchange Commission (the "SEC") by the Reporting Persons on January 12, 2007 (as amended, the "Initial 13D"), as amended by amendments Nos. 1, 2, 3, 4, 5, 6, 7 and 8 thereto, and as amended by the Tender Offer Statement on Schedule TO filed with the SEC by the Reporting Persons, and certain affiliated parties, and as amended by amendments Nos. 1, 2 and 3 thereto, with respect to the shares of Common Stock, par value $.01 (the "Shares"), issued by WCI Communities, Inc. (the "Issuer"), is hereby amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial 13D.

Item 5. Interest in Securities of the Issuer

     Item 5 of the Initial 13D is hereby amended by the addition of the following:

     (a) As of the close of business on December 4, 2008, (i) the Reporting Persons, other than Carl Icahn, no longer beneficially own any Shares and (ii) Carl Icahn beneficially owns 3,848 Shares, representing approximately 0.007% of the Issuer's outstanding Shares (based upon the 53,213,252 Shares stated to be outstanding as of July 31, 2008 by the Issuer in the Issuer's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

     (b) None of the Reporting Persons, other than Carl Icahn, has either sole voting power or sole dispositive power or shared voting power or shared dispositive power with respect to any Shares. Mr. Icahn does not have shared voting power or shared dispositive power with respect to any Shares and has sole voting power and sole dispositive power with respect to 3,848 Shares.

     (c) On December 4, 2008, the Reporting Persons sold in a privately negotiated transaction, in which the purchaser represented that it was acquiring the Shares for investment purposes and not with a view toward the distribution thereof, an aggregate of 6,096,175 Shares for an aggregate purchase price of $0.02, or $0.000000003 per Share. 1,279,725 of such Shares were sold by High River Limited Partnership, 2,901,892 of such Shares were sold by Icahn Partners LP and 1,914,558 of such Shares were sold by Icahn Partners Master Fund LP. Other than the foregoing, no transactions with respect to Shares were effected during the past sixty (60) days by any of the Reporting Persons.

     (e) The Reporting Persons ceased to be the beneficial owners of more than 5% of the Shares on December 4, 2008.

                                   SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 4, 2008


HIGH RIVER LIMITED PARTNERSHIP
         By: Hopper Investments LLC, general partner
         By: Barberry Corp., sole member

         By:  /s/ Edward Mattner
              ------------------
              Name: Edward Mattner
             Title: Authorized Signatory


HOPPER INVESTMENTS LLC
         By: Barberry Corp., sole member

         By:  /s/ Edward Mattner
              ------------------
              Name: Edward Mattner
              Title: Authorized Signatory


BARBERRY CORP.

         By:  /s/ Edward Mattner
              ------------------
              Name: Edward Mattner
              Title: Authorized Signatory


BECKTON CORP.

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title:   Authorized Signatory

ICAHN PARTNERS LP

         By:  /s/ Keith A. Meister
              --------------------
              Name: Keith A. Meister
              Title: Managing Director


ICAHN ONSHORE LP

         By:  /s/ Keith A. Meister
              --------------------
              Name: Keith A. Meister
              Title: Managing Director


ICAHN PARTNERS MASTER FUND LP

         By:      /s/ Keith A. Meister
         Name: Keith A. Meister
         Title: Managing Director


ICAHN OFFSHORE LP

         By:      /s/ Keith A. Meister
         Name: Keith A. Meister
         Title: Managing Director

ICAHN CAPITAL LP
         By: IPH GP LLC, general partner
         By: Icahn Enterprises Holdings L.P., general partner
         By: Icahn Enterprises G.P. Inc., general partner

         By:  /s/ Dominick Ragone
              -------------------
              Name: Dominick Ragone
              Title: Chief Financial Officer


IPH GP LLC
         By: Icahn Enterprises Holdings L.P., general partner
         By: Icahn Enterprises G.P. Inc., general partner

         By:  /s/ Dominick Ragone
              -------------------
              Name: Dominick Ragone
              Title: Chief Financial Officer


ICAHN ENTERPRISES HOLDINGS L.P.
         By: Icahn Enterprises G.P. Inc., general partner

         By:  /s/ Dominick Ragone
              -------------------
              Name: Dominick Ragone
              Title: Chief Financial Officer


ICAHN ENTERPRISES G.P. INC.

         By:      /s/ Dominick Ragone
         Name: Dominick Ragone
         Title: Chief Financial Officer

/s/ Carl C. Icahn
-----------------
CARL C. ICAHN